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                                                                   EXHIBIT 10.32

                           GTECH HOLDINGS CORPORATION
                                AND SUBSIDIARIES

                              AMENDED AND RESTATED
                            INCOME DEFERRAL PLAN 1998

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                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
                 AMENDED AND RESTATED INCOME DEFERRAL PLAN 1998

                             Effective July 1, 2001

                  1. PURPOSE. The purpose of this GTECH Holdings Corporation and Subsidiaries Income Deferral Plan 1998 ("Plan") is to provide eligible key employees of GTECH Holdings Corporation and its subsidiaries ("Company") with an opportunity to defer compensation to be earned by them from the Company as a means of saving for retirement or other future purposes. For purposes of the Employee Retirement Income Security Act of 1974, as amended, the Company intends that this Plan be considered an unfunded arrangement, maintained primarily to provide deferred compensation benefits for members of a select group of management or highly compensated employees of the Company.

                  2. DEFINITION OF TERMS. Certain words and phrases are defined when first used in later paragraphs of this Plan. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

                           (a)      ACCRUED BENEFIT: The sum of all Deferred
Amounts credited to the Participant's Deferred Income Account and due and owing to the Participant or his beneficiaries pursuant to this Plan, together with Investment Returns thereon calculated as set forth in paragraph 4 hereof, minus any distributions hereunder.

                           (b)      AFFILIATE: Any corporation, partnership,
joint venture, association, or similar organization or entity, the employees of which would be treated as employed by the Company under Section 414(b) and 414(c) of the Code.

                           (c)      CAUSE: An Employee's failure to perform his
duties as designated by GTECH; breach of his Restrictive Agreement-Employee/Applicant; breach of GTECH's Conflict of Interest and Ethical Conduct Policy; conviction of any felony or of any crime involving gambling, fraud, deceit, theft, dishonesty, or moral turpitude; and/or acting in any manner that has an adverse effect on GTECH.

                           (d)      CODE: The Internal Revenue Code of 1986, as
amended.

                           (e)      COMPENSATION COMMITTEE: The Compensation
Committee of the Board of Directors of the Company.

                           (f)      DEFERRED AMOUNTS: The amounts of Income
actually deferred less any and all deductions required to be made by applicable law.

                           (g)      DEFERRED INCOME ACCOUNT: Book entries
maintained by the Company reflecting Deferred Amounts and Investment Returns thereon; provided, however, that the existence of such book entries and the Deferred Income Account shall not create and shall not be deemed to create a trust of any kind, or a fiduciary relationship

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between the Company and the Participant, his designated beneficiary, or other beneficiaries under this Plan.

                           (h)      EFFECTIVE DATE: The Plan was originally
effective as of December 15, 1998. This Amended and Restated Plan is effective as of July 1, 2001.

                           (i)      ELECTION OF DEFERRAL: A written notice filed
by the Participant with the Compensation Committee of the Company in substantially the form attached hereto as Exhibit A, respecting Income to be deferred in any Plan Year.

                           (j)      INCOME: Total salary, commissions and
bonuses of the Participant paid or accrued by the Company, exclusive of Accrued Benefits and any employer contributions or payments to any other trust, fund, agreement or plan providing retirement, pension, profit sharing, health, welfare, death, insurance or similar benefits.

                           (k)      PARTICIPANT: Each employee who:

                                    (i)      is an executive officer, officer or
                           vice president of the Company or an Affiliate of the Company; and

                                    (ii)     has elected to defer payment of a
                           percentage of his Income under the Plan.

                           (l)      PLAN YEAR: Any fiscal year of the Company.

                  3. DEFERRED INCOME. Each Participant shall be entitled to elect, in accordance with Section 5, to defer into his Deferred Income Account from between ten percent (10%) to one-hundred percent (100%), in whole percentages, of the base salary that the Participant would otherwise be entitled to receive from and after the date of election from the Company in any given Plan Year. In addition, prior to the start of a Plan Year, the Participant shall be entitled to elect to defer from between ten percent (10%) to one-hundred percent (100%), in whole percentages, of any commissions and/or bonuses that the Participant would otherwise be entitled to receive from the Company with respect to such Plan Year. The Participant's Deferred Amounts shall be credited to the Participant's Deferred Income Account as of the dates such Deferred Amounts would, but for such deferral, be payable to the Participant. Except as provided in Section 9 hereof (with respect to certain financial hardships), an Election of Deferral with respect to a Plan Year, once made, shall be irrevocable.

                  4.       INVESTMENT RETURNS ON DEFERRED AMOUNTS.

                           (a)      The Company hereby agrees that it will
credit Deferred Amounts in each Participant's Deferred Income Account with investment gains thereon and debit Deferred Amounts in the Participant's Deferred Income Account with investment losses thereon (collectively, "Investment Returns") from and after the dates Deferred Amounts are credited to the Deferred Income Account. Investments Returns on

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Deferred Amounts shall accrue commencing on the date the Deferred Income Account first has a positive balance. Investment Returns shall mirror the earnings and valuation performance of an investment fund ("Investment Fund") selected by the Participant from various investment options offered by the Company in its sole discretion. An investment election shall remain effective until a subsequent properly filed election becomes effective. If the Participant fails to file an initial election, Investment Returns shall be calculated based on the average rate earned by all the investment options offered by the Company under the Plan until such time as an investment election by the Participant becomes effective.

                           (b)      INVESTMENT ELECTIONS. Elections to allocate
balances in a Participant's Deferred Income Account to the available Investment Funds shall be made in whole percentages, subject to the following rules:

                           (i)      INITIAL INVESTMENT ELECTIONS. A Participant
shall submit his initial investment election on a form provided by the Company for such purpose within thirty (30) days of becoming eligible to participate in the Plan. Investment elections may allocate balances in the Participant's Deferred Income Account to any Investment Fund.

                           (ii)     CHANGES IN INVESTMENT ELECTIONS.
Participants shall be permitted to change their Investment Elections at least once per month, and may be permitted to change their elections more frequently if so determined by the Senior Vice President of Human Resources. Any change in Investment Elections will be effective on the first business day following such change.

                  5.       ELECTION TO DEFER INCOME.

                           (a)      ELECTION PROCEDURE. The Participant may
elect to defer Income hereunder by filing an Election of Deferral. With respect to base salary to be earned by a Participant during a Plan Year, an Election of Deferral may be filed prior to the start of, or at any time during, such Plan Year, provided that if such an Election of Deferral is filed after the start of a Plan Year, it shall only be effective with respect to base salary earned after the filing date of the Election of Deferral. With respect to commissions and/or bonuses to be earned by a Participant with respect to a Plan Year, an Election of Deferral may only be filed prior to the start of the Plan Year to which such bonuses or commissions relate. (For example, Participants may, prior to the start date of the Plan Year next following the Effective Date of the Plan, [i.e. February 28, 1999], file an Election of Deferral with respect to any commissions and/or bonuses to be earned with respect to the Company's fiscal year ending in February 2000. Participants may not, however, file an Election of Deferral with respect to any commissions and/or bonuses to be paid with respect to the Company's fiscal year ending February 27, 1999). Each Election of Deferral shall be effective only in the Plan Year to which such Election of Deferral applies and, as provided above, shall generally be irrevocable once made.

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                           (b)      NEWLY HIRED AND NEWLY PROMOTED PARTICIPANTS.
Newly hired and newly promoted Participants shall have a thirty (30) day period, following the effective date of such hiring or promotion, in which to file an Election of Deferral with the Compensation Committee. The Election of Deferral shall be effective only in the Plan Year to which the Election of Deferral applies and, as provided in subsection (a) above, shall generally be irrevocable once made. An Election of Deferral for subsequent years shall be governed by the general rules set forth in subsection (a) above.

                           (c)      DURATION OF DEFERRAL. At the time each
Election of Deferral is filed, the Participant must elect the period of deferral for Income deferred pursuant to such Election of Deferral. With respect to each Election of Deferral, the Participant may elect to defer Income earned in the Plan Year to which such Election of Deferral applies for one of the following time periods ("Deferral Period"):

                                    (1)      Five (5) years;

                                    (2)      Eight (8) years;

                                    (3)      Ten (10) years;

                                    (4)      Until attainment of age fifty-five
(55); provided that the Participant is under age 50 at the time of such election; or

                                    (5)      Until attainment of age sixty-five
(65); provided that the Participant is under age 60 at the time of such election.

                                    (6)      Until retirement in accordance with
the Company's policies respecting retirement from time to time in effect.

                                    (7)      Until termination of employment.

                           The period of deferral may be different as to each
Election of Deferral filed by the Participant with the Company.

                  6.       DEFERRED BENEFIT.

                           (a)      The Company agrees that upon the expiration
of a Deferral Period, the Company shall thereafter pay to the Participant that portion of the Participant's Accrued Benefit which relates to Deferred Amounts and Investment Returns thereon for which the Deferral Period has expired ("Deferred Income Benefit"); provided however that a Participant may change the Deferral Period by filing a written notice of the desired change with the Compensation Committee at least one year prior to the expiration of the current Deferral Period. At the time each Election of Deferral is filed, the Participant must elect the Deferred Income Benefit payment form for Income deferred pursuant to such Election of Deferral. Such election as to payment form may be changed by the Participant by filing a written notice of the desired change with the Compensation

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Committee at least one year prior to the end of the Deferral Period. A Deferred
Income Benefit shall be payable in the form of either:

                                    (i)      a single sum, payable on the first
day of the month following the expiration of a Deferral Period; or

                                    (ii)     a monthly annuity for a period of
five (5), eight (8) or ten (10) years, commencing with the first day of the first month following the expiration of the Deferral Period. The Participant shall elect whether the annuity payments are to be fixed or variable. Fixed annuity payments shall be monthly payments which remain level during the payout period and which are based on an effective annual rate of interest to be determined by the Company as of the date of the expiration of the Deferral Period. Variable annuity payments shall be monthly payments, commencing on the first day of the first month following the expiration of the Deferral Period, which fluctuate each Plan Year based on the average rate earned in the preceding Plan Year on all investments offered by the Company as investment options pursuant to Section 4 above.

                           (b)      TERMINATION FOR CAUSE. In the event of a
Participant's termination of employment for Cause, the Participant shall cease to participate in this Plan and the Company shall pay to the Participant the sum of:

                                    (i)      with respect to those portions of
the Participant's Accrued Benefit for which the Deferral Period has expired and which are being paid in the form of an annuity, the present value (calculated using reasonable actuarial assumptions established for the such purpose by the Company) of that portion of the future Deferred Income Benefit payable to the Participant attributable to Deferred Amounts only; plus

                                    (ii)     with respect to those portions of
the Participant's Accrued Benefit for which the Deferral Period has not expired, the balance, if any, remaining in the Participant's Deferred Income Account attributable to Deferred Amounts only.

                  The form of payment shall be in a single lump sum, payable as of the date which is ninety (90) days after the date of the Participant's termination of employment. The portion of the Participant's Accrued Benefit which represents Investment Returns shall be forfeited by the Participant.

                  7. DISABILITY BENEFIT. Notwithstanding any other provision in the Plan to the contrary, upon a Participant's long term disability, the Participant shall be entitled to receive his entire Accrued Benefit, in a single sum, payable on the first day of the first month following a determination that the Participant has a long term disability. A long term disability shall have the meaning of such term as defined in the long-term disability plan, as amended from time to time, maintained by the Company.

                  8.       DEATH BENEFITS.

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                           (a)      CALCULATION. In the event of the
Participant's death (whether prior to or after the commencement of Deferred Income Benefits), the Company shall pay the sum of the balance, if any, remaining in the Participant's Deferred Income Account, in a single lump sum, payable on the first day of the first month following the Participant's date of death, to the Participant's designated beneficiary, in accordance with the last such designation received by the Company from the Participant prior to his death; provided however that a Participant may elect by written instruction delivered to the Company prior to his death for payment to be made to his designated beneficiary in a monthly annuity for a period designated by the Participant in accordance with Section 6(b) hereof. If no such designation has been received by the Company from the Participant prior to his death, the balance of said payments shall be paid to the Participant's then living spouse, or if the Participant is not survived by a spouse, or if such spouse does not live to receive all such payments, any balance of the payments shall be made in a single lump sum to the estate of the Participant on the first day of the first month following the Participant's death or spouse's death, whichever applies. After the Participant's death, his designated beneficiary shall have the right to elect a lump sum payment by written instruction delivered to the Company.

                           (b)      BENEFICIARY DESIGNATION. The Participant
shall have the right, at any time, to submit in substantially the form attached hereto as Exhibit B, a written designation of primary and secondary beneficiaries to whom payment under this Plan shall be made in the event of his death prior to complete distribution of the benefits due and payable under the Plan. Each beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Company.

                  9. HARDSHIP BENEFIT. In the event the Participant suffers a Financial Hardship (as hereinafter defined), the Compensation Committee may, if it deems advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Participant as a hardship benefit (the "Hardship Benefit") any portion of the Participant's Deferred Income Account as of the date a Hardship Benefit is distributed or utilized. Any Hardship Benefit shall be distributed or utilized at such times as the Compensation Committee shall determine, and the Accrued Benefit in the Participant's Deferred Income Account shall be reduced by the amount so distributed and/or utilized. Financial Hardship shall mean an immediate and heavy financial need of the Participant on account of an unforeseeable emergency as determined by the Compensation Committee upon application by the Participant.

         In addition to or in lieu of granting a distribution of a Hardship Benefit, upon a showing of a financial hardship, the Compensation Committee, may, if it deems advisable in its sole and absolute discretion, permit or require a discontinuance of deferrals in a Plan Year.

                  10. CHANGE IN CONTROL BENEFIT. In the event of a change in control, the Participant's Accrued Benefit shall be immediately due and payable. A change in control means the happening of any of the following:

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                           (a)      The members of the Board of Directors of the
Company at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board of Directors of the Company, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board of Directors of the Company then still in office who were members of the Board of Directors of the Company at the beginning of such twenty-four calendar month period, shall be deemed an Incumbent Director;

                           (b)      Any "person", including a "group" (as such
terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act"), but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

                           (c)      The stockholders of the Company shall
approve a definitive agreement (1) for the merger or business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of the merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

                           (d)      The purchase of the common stock of the
Company pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Section 13(d) and 14(d) of the Act, other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates), for 30% more of the common stock of the Company.

                  11.      IMMEDIATE BENEFIT; CHANGE IN TAX LAW; ADMINISTRATION
FEES.

                           (a)      In the event that the benefits to the
Participants under this Plan are taxable for federal income tax purposes to the Participants at a time other than the time the Participants actually receive such benefits, the Company shall as promptly as practicable pay to the Participants the amounts so determined to be taxable and the Company's obligations to the Participants under this Plan shall be reduced by a corresponding amount.

                           (b)      In the event that the benefits to
Participants under this Plan are abrogated by virtue of a change in the federal income tax law, as determined by the Compensation Committee in its sole discretion, the Company shall as promptly as practicable pay to the Participants in a single sum the amounts credited to the

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Participants' respective Deferred Income Accounts and thereupon the Compensation
Committee may, in its sole discretion, terminate the Plan.

                           (c)      The Company, in its sole discretion, may
require that certain administration fees be paid out of the Deferred Income Account of a Participant who has terminated employment with the Company.

                  12. OFFSET FOR OBLIGATIONS TO COMPANY. If, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Company or an Affiliate of the Company, and if such debt, obligation, or other liability is due and owing at the time benefit payments are payable hereunder, the Company may offset the amount owing it or an Affiliate against the amount of benefits otherwise distributable hereunder.

                  13. NO TRUST CREATED. Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between the Company and the Participant, his designated beneficiary, other beneficiaries of the Participant or any other person.

                  14. BENEFITS PAYABLE ONLY FROM GENERAL CORPORATE ASSETS; UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT.

                           (a)      The payments to the Participant or his
designated beneficiary or any other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have any interest in any such assets by virtue of the provisions of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

                           (b)      In the event that, in its discretion, the
Company purchases an insurance policy or policies insuring the life of the Participant (or any other property), to allow the Company to recover the cost of providing benefits, in whole or in part, hereunder, neither the Participant, his designated beneficiary nor any other beneficiary shall have any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such insurance policy and shall possess and may exercise all incidents of ownership therein. No such policy, policies or other property shall be held in any trust for the Participant or any other person nor as collateral security for any obligation of the Company hereunder.

                  15. NO CONTRACT OF EMPLOYMENT. Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Participant the right to continue to be employed by the Company in his present

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capacity, or in any capacity. It is expressly understood by the parties hereto that this Plan relates to the payment of deferred compensation for the Participant's services, payable after termination of his employment with the Company, and is not intended to be an employment contract.

                  16. BENEFITS NOT TRANSFERABLE. Neither the Participant, his designated beneficiary, nor any other beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of bankruptcy, insolvency or death of the Participant, his designated beneficiary, or any other beneficiary hereunder. Any such attempted assignment or transfer shall be void.

                  17.      DETERMINATION OF BENEFITS.

                           (a)      CLAIM.

                           A person who believes that he is being denied a
benefit to which he is entitled under the Plan (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Senior Vice President of Human Resources, setting forth his claim. The request must be addressed to the Senior Vice President of Human Resources at the Company's then principal place of business.

                           (b)      CLAIM DECISION.

                           Upon receipt of a claim, the Senior Vice President of
Human Resources shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Senior Vice President of Human Resources may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

                           If the claim is denied in whole or in part, the
Senior Vice President of Human Resources shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

                                    (a)      The specific reason or reasons for
                                             such denial;

                                    (b)      The specific reference to pertinent
                                             provisions of this Plan on which
                                             such denial is based;

                                    (c)      A description of any additional
material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

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                                    (d)      Appropriate information as to the
steps to be taken if the Claimant wishes to submit the claim for review; and

                                    (e)      The time limits for requesting a
review under subsection c. and for review under subsection d. hereof.

                           (c)      REQUEST FOR REVIEW

                                    With sixty (60) days after the receipt by
the Claimant of the written opinion described above, the Claimant may request in writing that the Compensation Committee review the determination of the Senior Vice President of Human Resources. Such request must be addressed to the Chairman of the Compensation Committee, at the Company's then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration. If the Claimant does not request a review of the Senior Vice President of Human Resources' determination by the Compensation Committee within such sixty (60) day period, he shall be barred and estopped from challenging the Senior Vice President of Human Resources' determination.

                           (d)      REVIEW OF DECISION.

                                    Within sixty (60) days after the
Compensation Committee's receipt of a request for review, it will review the Senior Vice President of Human Resources' determination. After considering all materials presented by the Claimant, the Compensation Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Compensation Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one-hundred twenty (120) days after receipt of the request for review.

                  18. AMENDMENT AND TERMINATION. This Plan may be terminated, amended, altered or modified, by the Company in its sole discretion from time to time upon execution by written amendment.

                  19. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Either party may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

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                  20.      GOVERNING LAW. This Plan, and the rights of the
parties hereunder, shall be governed by and construed in accordance with the laws of the State of Rhode Island.

         IN WITNESS WHEREOF, effective July 1, 2001, the Company has executed this Plan as of the ___ day of ___________, 2001.

                                                       GTECH HOLDINGS
                                                       CORPORATION

                                                       By:  ____________________
                                                       Name:  __________________
                                                       Title:  _________________

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